Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMERICAN EXPRESS COMPANY

Under Section 805 of the
Business Corporation Law

AMERICAN EXPRESS COMPANY
American Express Tower
200 Vesey Street
New York, NY 10285

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

AMERICAN EXPRESS COMPANY

(UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW)

The undersigned, being the Treasurer of AMERICAN EXPRESS COMPANY, a New York corporation (the “Corporation”), hereby certifies that:

1.                                      The name of the Corporation is AMERICAN EXPRESS COMPANY.

2.                                      The Certificate of Incorporation of the Corporation was filed by the Department of State on June 10, 1965.

3.                                      The Certificate of Incorporation, as heretofore amended and restated, is hereby further amended pursuant to Sections 805 and 502 of the Business Corporation Law by the addition thereto of a new Section 11 that creates, and sets forth the designation, number and relative rights, preferences and limitations of, a new series of the Corporation’s preferred shares, par value $1.66 2/3 each, such series being designated as “4.900% Fixed Rate / Floating Rate Noncumulative Perpetual Preferred Shares, Series C”.  Such new Section 11 shall read as follows:

“Section 11.  Designation of 4.900% Fixed Rate / Floating Rate Noncumulative Preferred Shares, Series C

1.                                      Designation and Number of Shares.

(a)                                 There is hereby created out of the authorized and unissued preferred shares of the Corporation a series of preferred shares designated as the “4.900% Fixed Rate / Floating Rate Noncumulative Preferred Shares, Series C” (the “Series C Preferred Shares”).

(b)                             The number of authorized Series C Preferred Shares shall be 850.  That number from time to time may be increased (but not in excess of the total number of authorized preferred shares) or decreased (but not below the number of Series C Preferred Shares then outstanding) by further resolution duly adopted by the Board of Directors, the Preferred Share Pricing Committee thereof or any other duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the Business Corporation Law stating that such increase or reduction, as the case may be, has been so authorized.  The Corporation shall have the authority to issue fractional Series C Preferred Shares.

2.                                      General Matters.

Each Series C Preferred Share shall be identical in all respects to every other Series C Preferred Share. The Series C Preferred Shares shall be perpetual, subject to the provisions of Subsection 5 below.

3.                                      Definitions.

As used in this Section 11:

“Appropriate Federal Banking Agency” means the “appropriate federal banking agency” with respect to the Corporation as that term is defined in Section 3(q) of the Federal Deposit Insurance Act of 1950, as amended, or any successor provision.

“Board of Directors” means the Board of Directors of the Corporation.

“Business Day” means any day that is not a Saturday or Sunday or any other day on which banks in New York City are authorized or obligated by law or regulation to close.

“Business Corporation Law” means the Business Corporation Law of the State of New York.

“By-Laws” means the bylaws of the Corporation, as they may be amended from time to time.

“Calculation Agent” means the Transfer Agent acting in its capacity as calculation agent for the Series C Preferred Shares, and its successors and permitted assigns.

“Common Shares” means the common shares of the Corporation, par value $0.20 per share, or any other shares of the capital stock of the Corporation into which such common shares shall be reclassified or changed.

“Corporation” means American Express Company, a New York corporation.

“Depositary” means DTC or its nominee or any successor depositary appointed by the Corporation.

“Dividend Payment Date” has the meaning set forth in Subsection 4(a) of this Section 11.

“Dividend Period” has the meaning set forth in Subsection 4(a) of this Section 11.

“Dividend Record Date” has the meaning set forth in Subsection 4(a) of this Section 11.

“DTC” means The Depository Trust Company.

“Holder” means the Person in whose name the shares of the Series C Preferred Shares are registered, which may be treated by the Corporation, Calculation Agent, Transfer Agent, Registrar and paying agent as the absolute owner of the Series C Preferred Shares for the purpose of making payment and for all other purposes.

“Junior Stock” means the Common Shares and any other class or series of capital stock of the Corporation now existing or hereafter authorized over which Series C Preferred Shares has preference or priority in the payment of dividends (whether such dividends are cumulative or non-cumulative) or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“LIBOR Determination Date” means the second London Banking Day immediately preceding the first day of the relevant Dividend Period.

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in United States dollars) in London.

“Nonpayment” has the meaning set forth in Subsection 7(b)(i) of this Section 11.

“Parity Stock” means the 5.200% Fixed Rate / Floating Rate Noncumulative Preferred Shares, Series B and any other class or series of capital stock of the Corporation now existing or hereafter authorized that ranks on par with the Series C Preferred Shares in the payment of dividends (whether such dividends are cumulative or non-cumulative) or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, or other entity.

“Preferred Shares” means the Series C Preferred Shares, the 5.200% Fixed Rate / Floating Rate Noncumulative Preferred Shares, Series B and preferred shares of the Corporation of any series that by its terms votes together with the Series C Preferred Shares in the election of directors, as applicable.

“Preferred Share Director” has the meaning set forth in Subsection 7(b)(i) of this Section 11.

“Preferred Share Director Termination Date” has the meaning set forth in Subsection 7(b)(ii) of this Section 11.

“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series C Preferred Shares, and its successors and permitted assigns.

“Regulatory Capital Event” means the good faith determination by the Corporation that, as a result of (i) any amendment to, clarification of, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any Series C Preferred Shares, (ii) any proposed amendment to, clarification of, or change in those laws or regulations that is announced or becomes effective on or after the initial issuance of any Series C Preferred Shares, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations or policies with respect thereto that is announced on or after the initial issuance of any Series C Preferred Shares, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation preference amount of $1,000,000 per share of the Series C Preferred Shares then outstanding as “tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency) as then in effect and applicable, for so long as any Series C Preferred Share is outstanding.

“Reuters LIBOR01 Page” means the display designated as page LIBOR01 on the Reuters 3000 Xtra (or such other page as may replace the Reuters LIBOR01 Page on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered Rate for U.S. dollar deposits).

“Series C Preferred Shares” has the meaning set forth in Subsection 1 of this Section 11.

“Series C Preferred Shares Certificate” has the meaning set forth in Subsection 14(a) of this Section 11.

“Three-month LIBOR” means the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period commencing on the first day of a Dividend Period that appears on the Reuters LIBOR01 Page as of 11:00 a.m. (London time) on the LIBOR Determination Date for that Dividend Period. If such rate does not appear on the Reuters LIBOR01 Page, Three-month LIBOR will be determined on the basis of the rates at which deposits in United States dollars for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1 million are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Corporation), at approximately 11:00 a.m., London time, on the LIBOR Determination Date for that Dividend Period. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, Three-month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, Three-month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the Calculation Agent (after consultation with the Corporation), at approximately 11:00 a.m., New York City time, on the LIBOR Determination Date for that Dividend Period for loans in United States dollars to leading European banks for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1 million. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, Three-month LIBOR for that Dividend Period will be the same Three-month LIBOR as determined for the previous Dividend Period or, in the case of the Dividend Period beginning on March 15, 2020, 0.261%. The determination of Three-month LIBOR for each relevant Dividend Period by the Calculation Agent will (in the absence of manifest error) be final and binding.

“Transfer Agent” means Computershare Trust Company, N.A., acting as Transfer Agent, Calculation Agent, Registrar and paying agent for the Series C Preferred Shares, and its successors and permitted assigns.

“Trust” has the meaning set forth in Subsection 6(d) of this Section 11.

4.                                      Dividends.

(a)                                 Rate.  Holders shall be entitled to receive, when, as and if declared by the Board of Directors or any duly authorized committee thereof, but only out of funds legally available therefor, noncumulative cash dividends on the Series C Preferred Shares in the amounts specified below in this Subsection 4, and no more, payable (i) semi-annually in arrears on each March 15 and September 15, beginning September 15, 2015, from and including the date of issuance to, but excluding March 15, 2020, and (ii) quarterly in arrears on each March 15, June 15, September 15 and December 15 of each year, beginning on June 15, 2020; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (except if after March 15, 2020, that day falls in the next calendar month, in which case the payment of any dividend otherwise payable will be made on the first preceding Business Day), (a) on or prior to March 15, 2020, without any interest or other payment in respect of such postponement, and (b) after March 15, 2020, with dividends accruing to the actual payment date (each such day referred to in clauses (i) and (ii) on which dividends are payable a “Dividend Payment Date”).  The period from and including the date of issuance of the Series C Preferred Shares or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.”  Dividends on each Series C Preferred Share will accrue on the liquidation preference of $1,000,000 per share at a rate per annum equal to (i) 4.900%, for each Dividend Period from and including the date of issuance to, but excluding, March 15, 2020 and (ii) Three-month LIBOR plus 3.285%, for each Dividend Period from and including March 15, 2020. The record date for payment of dividends on the Series C Preferred Shares will be the record date fixed by the Board of Directors or any other duly authorized committee thereof that is not more than 30 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).  Any such day that is a Dividend Record Date will be a Dividend Record Date whether or not such day is a Business Day.  The amount of dividends payable on or prior to March 15, 2020 will be computed on the basis of a 360-day year of twelve 30-day months. The amount of dividends payable after March 15, 2020 will be computed on the basis of a 360-day year and the actual number of days elapsed.

(b)                                 Noncumulative Dividends.  If the Board of Directors or any duly authorized committee thereof does not declare a dividend on the Series C Preferred Shares for any Dividend Period prior to the related Dividend Payment Date, that dividend will not accrue, and the Corporation will have no obligation to pay, and Holders shall have no right to receive, a dividend for that Dividend Period on the related Dividend Payment Date or at any future time, whether or not dividends on the Series C Preferred Shares or any other series of preferred shares or common shares are declared for any subsequent period.  References herein to the “accrual” of dividends refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

(c)                                  Priority of Dividends.  So long as any Series C Preferred Shares remain outstanding, unless as to a Dividend Payment Date full dividends on all outstanding Series C Preferred Shares have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside for the Dividend Period then ending, the Corporation will not, and will cause its subsidiaries not to, during the next succeeding Dividend Period that commences on such Dividend Payment Date, declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any Junior Stock, or make any guarantee payment with respect thereto, other than:

(i)                                     purchases, redemptions or other acquisitions of shares of Junior Stock in connection with (A) any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants or (B) a dividend reinvestment or share purchase plan;

(ii)                                  purchases or repurchases of shares of capital stock of the Corporation pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the then-current Dividend Period, including under a contractually binding share repurchase plan;

(iii)                               any declaration of a dividend in connection with any shareholders’ rights plan, or the issuance of rights, shares or other property under any shareholders’ rights plan, or the redemption or repurchase of rights pursuant to the plan;

(iv)                              through the use of proceeds of a substantially contemporaneous sale of other shares of Junior Stock;

(v)                                 as a result of an exchange, reclassification or conversion of any class or series of Junior Stock for any other class or series of Junior Stock;

(vi)                              the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged;

(vii)                           the purchase of Junior Stock by any subsidiary of the Corporation in connection with the distribution thereof; or

(viii)                        the purchase of Junior Stock by any subsidiary of the Corporation in connection with market-making or other secondary-market activities in the ordinary course of business.

The restrictions set forth in the preceding provisions of this Subsection 4(c) shall not apply to any Junior Stock dividends paid by the Corporation where the dividend is in the form of the same shares (or the right to buy the same shares) as that on which the dividend is being paid or ranks equal or junior to the Series C Preferred Shares as to both dividends and distributions upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

Except as provided below, for so long as any Series C Preferred Shares remain outstanding, if dividends are not declared and paid in full upon the Series C Preferred Shares and any Parity Stock, all dividends declared upon the Series C Preferred Shares and such other Parity Stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Dividend Period per Series C Preferred Share and accrued dividends for the then-current Dividend Period per share of such other Parity Stock (including, in the case of any such other Parity Stock that bears cumulative dividends, all accrued and unpaid dividends), bear to each other.

Subject to the foregoing, and not otherwise, such dividends payable in cash, shares or otherwise, as may be determined by the Board of Directors or any duly authorized committee thereof, may be declared and paid on any other class or series of capital stock of the Corporation from time to time out of any funds legally available for such payment, and Holders will not be entitled to participate in those dividends.

5.                                      Liquidation Rights.

(a)                                 Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, Holders shall be entitled, out of funds legally available therefor, before any distribution or payment may be made by the Corporation or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of capital stock ranking senior to or on parity with Series C Preferred Shares upon liquidation and the rights of the Corporation’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $1,000,000 per share (the “Series C Liquidation Preference”), plus any declared and unpaid dividends thereon, without accumulation of any undeclared dividends, from the last Dividend Payment Date to, but excluding, the date of such voluntary or involuntary liquidation, dissolution or winding up of the Corporation.  Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the Corporation other than what is expressly provided for in this Subsection 5.

(b)                                 Partial Payment.  If the assets of the Corporation are not sufficient to pay in full the aforesaid liquidation distributions to the Holders and any liquidation distributions owed to holders of any class or series of capital stock of the Corporation ranking equally with the Series C Preferred Shares in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts paid to the Holders and to the holders of all such equally ranking capital stock shall be pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

(c)                                  Merger, Consolidation and Sale of Assets Not Liquidation.  For purposes of this Subsection 5, the sale, conveyance, exchange or transfer (for cash, shares of capital stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or Person or the merger, consolidation or any other business combination transaction of any other corporation or Person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation.

6.                                      Redemption.

(a)                                 Optional Redemption.  At its option, the Corporation may redeem out of funds legally available therefor, (i) in whole or in part, from time to time, the Series C Preferred Shares at the time outstanding, on any Dividend Payment Date on or after March 15, 2020, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event, in each case at a redemption price equal to $1,000,000 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to but excluding the  redemption date, upon notice given as provided in Subsection 6(b) below.

(b)                                 Notice of Redemption.  Notice of every redemption of Series C Preferred Shares shall be mailed by first class mail, postage prepaid, addressed to the Holders of such shares to be redeemed at their respective last addresses appearing on the share register of the Corporation.  Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption.  Any notice mailed as provided in this Subsection 6(b) shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of Series C Preferred Shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other Series C Preferred Shares.  Each notice shall state:

(i)                                     the redemption date;

(ii)                                  the total number of Series C Preferred Shares to be redeemed and, if fewer than all the shares of a Holder are to be redeemed, the number of such shares to be redeemed;

(iii)                               the redemption price;

(iv)                              the place or places where the certificates for such shares are to be surrendered for payment of the redemption price, if applicable; and

(v)                                 that dividends on the shares to be redeemed will cease to accrue on the redemption date.

Notwithstanding the foregoing, if the certificates evidencing the Series C Preferred Shares are held of record by a depositary and any related depository shares are held of record by a Depositary or its nominee, the Corporation may give such notice in any manner permitted by the Depositary.

(c)                                  Partial Redemption.  In case of any redemption of only part of the Series C Preferred Shares at the time outstanding, the Series C Preferred Shares to be redeemed shall be selected (i) pro rata from the Holders in proportion to the number of Series C Preferred Shares held by such Holders, (ii) by lot or (iii) in such other manner as the Board of Directors or any duly authorized committee thereof may determine, in its sole discretion, to be fair and equitable.

(d)                                 Effectiveness of Redemption.  If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, for the pro rata benefit of the Holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors or any duly authorized committee thereof (the “Trust”) in trust for the pro rata benefit of the Holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue on such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption from the Trust at any time after the redemption date from the funds so deposited, without interest.  The Corporation shall be entitled to receive, from time to time, from the Trust any interest accrued on such funds, and the Holders of any shares called for redemption shall have no claim to any such interest.  Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the Holders of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

7.                                      Voting Rights.

(a)                                 General.  The Holders shall not be entitled to vote on any matter except as set forth in this Subsection 7 or as required by the Business Corporation Law.  In any case in which the Holders shall be entitled to vote separately as a single class pursuant to the provisions of the Certificate of Incorporation or pursuant to law, each Holder shall be entitled to one vote for each Series C Preferred Share held.

(b)                                 Preferred Share Directors.

(i)                                     Voting Right. Whenever dividends payable on the Preferred Shares of any series in an aggregate amount at least equal to three semi-annual or six full quarterly dividends (which need not be consecutive) on such series shall not have been paid (a “Nonpayment”), the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the outstanding Preferred Shares of all series shall have the special right, voting separately as a single class, to elect two directors of the Corporation (hereinafter the “Preferred Share Directors” and each a “Preferred Share Director”), to fill such newly created directorships until such right shall terminate as provided below in Subsection 7(b)(ii); provided, however that it shall be a qualification for election of any such director that the election of such director shall not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors. At each meeting of shareholders at which the holders of the Preferred Shares of all series shall have the special right, voting separately as a single class, to elect directors as provided in this Subsection (7)(b), the presence in person or by proxy of the holders of record of one-third of the total number of the issued and outstanding Preferred Shares of all series shall be necessary and sufficient to constitute a quorum of such class for such election by such shareholders, and such election shall be by a plurality of the votes cast at such meeting by such shareholders.

(ii)                                  Termination. Each Preferred Share Director shall hold office until the annual meeting of shareholders next succeeding his or her election and until his or her successor, if any, is elected by the holders of the issued and outstanding Preferred Shares and qualified or, if earlier, until the Preferred Share Director Termination Date or his or her death, resignation or removal in the manner provided in the By-Laws; provided, however, that notwithstanding any provision in the By-Laws, a Preferred Share Director may be removed only by the affirmative vote of the holders a majority of the issued and outstanding Preferred Shares if such removal is without cause. In case any vacancy shall occur among the Preferred Share Directors, such vacancy may be filled for the unexpired portion of the term by vote of the single remaining Preferred Share Director or his or her successor in office, or, if such vacancy shall occur more than 90 days prior to the first anniversary of the next preceding annual meeting of shareholders, by the holders of the issued and outstanding Preferred Shares at a special meeting of such shareholders called for the purpose. Whenever the Corporation has paid noncumulative dividends in full on all series of Preferred Shares for at least two consecutive semi-annual or four consecutive quarterly dividend periods following a Nonpayment and has paid arrearages of cumulative dividends in full on any Preferred Shares entitled to cumulative dividends, then the right of the Holders to elect Preferred Share Directors will cease (the time of such cessation, the “Preferred Share Director Termination Date”).  Upon a Preferred Share Director Termination Date, the terms of office of the Preferred Share Directors will immediately terminate, the persons then serving as Preferred Share Directors shall immediately cease to be qualified to hold office as Preferred Share Directors, the Preferred Share Directors shall cease to be directors of the Corporation and the number of directors constituting the Board of Directors shall be automatically reduced, without any action by the Board of Directors or the shareholders of the Corporation, by the number of Preferred Share Directors authorized immediately prior to such termination, but subject always to the same provisions for the vesting of such special right, voting separately as a single class, to elect two directors in the case of any future arrearages in an aggregate amount at least equal to six full quarterly dividends as described in this Subsection (7)(b). Notwithstanding the foregoing, if (a) the date of the first annual meeting of shareholders following the date on which all arrears of dividends on the issued and outstanding Preferred Shares of all series providing for cumulative dividends shall have been paid and dividends on the issued and outstanding Preferred Shares of all series for the current quarterly period shall have been paid or declared and provided for is later than (b) the Preferred Share Director Termination Date that would be applicable pursuant to the foregoing provision, the Preferred Share Director Termination Date shall instead be the date of such later annual general meeting.  At any time after the special voting power has vested pursuant to Subsection 7(b)(i) above, the secretary of the Corporation may, and upon the written request (addressed to the secretary at the Corporation’s principal office) of the holders of at least 20% of the voting power of the Series C Preferred Shares or the holders of at least 20% of the voting power of any series of Preferred Shares (with such voting power measured based on the voting power to elect Preferred Share Directors), must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders at which Preferred Share Directors are to be elected, in which event such election shall be held at such next annual or special meeting of shareholders), call a special meeting of the holders of the Preferred Shares of all series for the purposes of electing Preferred Share Directors.

(iii)                               Vote. The Preferred Share Directors shall each be entitled to one vote per director on any matter.

(iv)                              Notice of Special Meeting.  Notice for a special meeting to elect Preferred Share Directors will be given in a similar manner to that provided in the By-Laws for a special meeting of the shareholders.  If the secretary of the Corporation does not call a special meeting within 20 days after receipt of any request (although the special voting power has vested pursuant to Subsection 7(b)(i) above), then any Holders meeting the requirements of Subsection 7(b)(ii) may (at the expense of the Corporation) call such meeting, upon notice as provided in this Subsection 7(b)(iv), and for that purpose will have access to the share register of the Corporation.  The Preferred Share Directors elected at any such special meeting, and each Preferred Share Director elected at a subsequent annual or special meeting of shareholders, will be elected for term expiring upon the earlier of the Preferred Share Director Termination Date and the next annual meeting of shareholders following such Preferred Share Director’s election.  Preferred Share Directors may only be elected by the holders of the Preferred Shares in accordance with this Subsection 7.  If the holders of the Preferred Shares fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors pursuant to this Subsection 7, then any directorship not so filled shall remain vacant until such time as the holders of the Preferred Shares elect a person to fill such directorship in accordance with this Subsection 7, or such vacancy is otherwise filled in accordance with this Subsection 7; and no such directorship may be filled by shareholders of the Corporation other than in accordance with this Subsection 7.

(c)                                  Senior Issuances; Adverse Changes.  So long as any Series C Preferred Share is outstanding, but subject to the final paragraph of this Subsection 7(c), in addition to any other vote or consent of holders of the Corporation’s capital stock required by New York law, the vote or consent of the holders of at least two-thirds of the voting power of the Series C Preferred Shares and any other issued and outstanding preferred shares of the Corporation entitled to vote together with the Series C Preferred Shares thereon, given in person or by proxy, at an annual or special meeting of shareholders called for the purpose, at which all holders of all issued and outstanding Series C Preferred Shares and such preferred shares shall vote separately as a single class, shall be necessary for effecting any of the following actions, whether or not such approval is required by New York law:

(i)                                     any amendment, alteration or repeal of any provision of the Certificate of Incorporation (including this Section 11) or the By-Laws so as to adversely affect the relative rights, preferences or limitations of the Series C Preferred Shares;

(ii)                                  the authorization of any class or series of capital stock of the Corporation (a) ranking prior to the Series C Preferred Shares in the payment of dividends and/or the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or an increase in the authorized amount of any shares of, or any securities convertible into shares of, any class or series of capital stock of the Corporation ranking prior to the Series C Preferred Shares in the payment of dividends or in the distribution of assets on any liquidation, dissolution, or winding up of the Corporation or (b) voting together with the Series C Preferred Shares on a basis that grants such class or series more than one vote per $1,000,000 of liquidation preference; or

(iii)                               the consummation of a binding share exchange or reclassification involving the Series C Preferred Shares or a merger or consolidation of the Corporation with another entity, except that holders of the Series C Preferred Shares will have no right to vote under this provision or otherwise under applicable law if in each case (i) the Series C Preferred Shares remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent, and (ii) such Series C Preferred Shares remaining outstanding or such preferred securities, as the case may be, have such relative rights, preferences or limitations, taken as a whole, as are not less favorable to the holders thereof than the relative rights, preferences and limitations of the Series C Preferred Shares, taken as a whole;

provided, however, that, for the avoidance of doubt, any increase in the amount of the authorized or issued Series C Preferred Shares or authorized Common Shares or Parity Stock or any securities convertible into Common Shares or Parity Stock or the creation and issuance, or an increase in the authorized or issued amount, of series of Junior Stock or any securities convertible into Junior Stock will not be deemed to adversely affect the voting powers, preferences or special rights of the Series C Preferred Shares, and no shareholder will have the right to vote on such an increase, creation or issuance by reason of this Subsection 7.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Subsection 7(c) would adversely affect the relative rights preferences or limitations of the Series C Preferred Shares but not all other series of issued and outstanding preferred shares of the Corporation, then only such series of issued and outstanding preferred shares as are adversely affected by and entitled to vote on the matter shall vote on the matter together with the Series C Preferred Shares as a single class (in lieu of all other series of preferred shares of the Corporation) for purposes of the vote or consent required by this Subsection 7(c).

(d)                                 No Vote if Redemption.  No vote or consent of the Holders shall be required pursuant to Subsection 7(b) or 7(c) if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, the Corporation shall have redeemed or shall have called for redemption all outstanding Series C Preferred Shares, with proper notice and sufficient funds having been set aside for such redemption, in each case pursuant to Subsection 6 above.

8.                                      Preemption and Conversion Rights.

The Holders shall not have any preemptive rights or conversion rights as a result of the terms hereof.

9.                                      Rank.

For the avoidance of doubt, the Board of Directors or any duly authorized committee thereof may, without the vote of the Holders, authorize and issue additional shares of Junior Stock or Parity Stock.

10.                               Reacquired Shares.

The Board of Directors shall take such actions as are necessary to cause the Series C Preferred Shares that have been redeemed or otherwise purchased or acquired by the Corporation to be retired and restored to the status of authorized but unissued preferred shares without designation as to series.

11.                               No Sinking Fund.

The Series C Preferred Shares are not subject to the operation of a sinking fund.

12.                               Transfer Agent, Calculation Agent, Registrar and Paying Agent.

The duly appointed Transfer Agent, Calculation Agent, Registrar and paying agent for the Series C Preferred Shares shall be Computershare Trust Company, N.A. The Corporation may, in its sole discretion, remove the Transfer Agent, Calculation Agent, Registrar and paying agent in accordance with the agreement between such party and the Corporation; provided, however, that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.  Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Holders.

13.                               Replacement Certificates for Mutilated, Destroyed, Stolen and Lost Certificates.

If physical certificates are issued, the Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent.  The Corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Corporation.

14.                               Form.

(a)                                 Series C Preferred Shares Certificates.  Series C Preferred Shares shall be issued in certificated form in substantially the form set forth below in this Subsection 14(a) (each, a “Series C Preferred Shares Certificate”).  The Series C Preferred Shares Certificates may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation).

[Form of Face of Certificate for
4.900% Fixed Rate / Floating Rate Noncumulative Preferred Shares, Series C]

Certificate Number	Number of Series C Preferred Shares

CUSIP NO.:

AMERICAN EXPRESS COMPANY
(formed under the laws of the State of New York)

4.900%  Fixed Rate / Floating Rate Noncumulative Preferred Shares, Series C

(par value $1.66 2/3 per share)
(liquidation preference $1,000,000 per share)

American Express Company, a New York corporation (the “Corporation”), hereby certifies that [   ] (the “Holder”) is the registered owner of [     ] fully paid and non-assessable shares of the Corporation’s designated 4.900% Fixed Rate / Floating Rate Noncumulative Preferred Shares, Series C, with a par value of $1.66 2/3 per share and a liquidation preference of $1,000,000 per share (the “Series C Preferred Shares”).  The Series C Preferred Shares are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer, and otherwise in the manner provided by law and in the by-laws of the Corporation.  The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series C Preferred Shares represented hereby are and shall in all respects be subject to the provisions of Section 11 of the Corporation’s Certificate of Incorporation as the same may be amended from time to time (the “Certificate of Incorporation”). Capitalized terms used herein but not defined shall have the meaning given them in Section 11 of the Certificate of Incorporation.  The Corporation will provide a copy of the Certificate of Incorporation to a Holder without charge upon written request to the Corporation at its principal place of business.

Reference is hereby made to select provisions of the Series C Preferred Shares set forth on the reverse hereof, and to Section 11 of the Certificate of Incorporation, which select provisions and Section 11 of the Certificate of Incorporation shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by Section 11 of the Certificate of Incorporation and is entitled to the benefits thereunder.

Unless the Registrar has properly countersigned, these Series C Preferred Shares shall not be entitled to any benefit under Section 11 of the Certificate of Incorporation or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Corporation by its [Title] and by its [Title] this      day of                  ,                 .

AMERICAN EXPRESS COMPANY

By:
Name:
Title:

By:
Name:
Title:

REGISTRAR’S COUNTERSIGNATURE

These are Series C Preferred Shares referred to in the within-mentioned Section 11 of the Certificate of Incorporation.

Dated:

COMPUTERSHARE TRUST COMPANY, N.A., as Registrar

By:
Name:
Title:

[REVERSE OF CERTIFICATE]

Dividends on each Series C Preferred Share shall be payable at the rate provided in Section 11 of the Certificate of Incorporation.

The Series C Preferred Shares shall be redeemable at the option of the Corporation in the manner and in accordance with the terms set forth in Section 11 of the Certificate of Incorporation.

The Corporation shall furnish without charge to each shareholder who so requests a full statement of the designation, relative rights, preferences and limitations of the shares of each class authorized to be issued and the designation, relative rights, preferences and limitations of each series of preferred shares that have been fixed and the authority of the board to designate and fix the relative rights, preferences and limitations of other series.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the Series C Preferred Shares evidenced hereby to:

(Insert assignee’s social security or taxpayer identification number, if any)

(Insert address and zip code of assignee)
and irrevocably appoints:

as agent to transfer the Series C Preferred Shares evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Certificate)

Signature Guarantee:

(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

[end of form of Certificate]

(b)                                 Signature. Two signatories, consisting of (i) the chairman or a vice chairman of the Board of Directors or the president or a vice president of the Corporation and (ii) the secretary or an assistant secretary or the treasurer or an assistant treasurer of the Corporation shall sign any Series C Preferred Shares Certificate for the Corporation, by manual or facsimile signature.  If any officer whose signature is on a Series C Preferred Shares Certificate no longer holds that office at the time the Transfer Agent countersigned the Series C Preferred Shares Certificate, such Series C Preferred Shares Certificate shall be valid nevertheless.  A Series C Preferred Shares Certificate shall not be valid until an authorized signatory of the Transfer Agent manually countersigns such Series C Preferred Shares Certificate.  Each Series C Preferred Shares Certificate shall be dated the date of its countersignature.

15.                               Taxes.

(a)        Transfer Taxes.  The Corporation shall pay any and all stock transfer, documentary, stamp and similar taxes or governmental charges that may be payable in respect of any issuance or delivery of Series C Preferred Shares.  The Corporation shall not, however, be required to pay any such tax or governmental charge that may be payable in respect of any transfer involved in the issuance or delivery of Series C Preferred Shares, in a name other than that in which the Series C Preferred Shares were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or governmental charge or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(b)                                 Withholding Taxes.  All payments and distributions (or deemed distributions) on the Series C Preferred Shares shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by Holders.

16.                               Notices.

All notices referred to in this Section 11 shall be in writing, and, unless otherwise specified in this Section 11, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Section 11) with postage prepaid, addressed: (i) if to the Corporation, to its office at American Express Tower, 200 Vesey Street, New York, New York 10285 (Attention:  Secretary) or to the Transfer Agent at its office at 250 Royall Street, Canton, Massachusetts 02021 (Attn:  General Counsel), or other agent of the Corporation designated as permitted by this Section 11, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the share record books of the Corporation (which may include the records of the Transfer Agent) or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

17.                               Other Rights Disclaimed.

The Series C Preferred Shares have no voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in this Section 11 or elsewhere in the Certificate of Incorporation.”

4.                                      The foregoing amendment of the Certificate of Incorporation was authorized by the Board of Directors at a meeting duly called and held on October 20, 2014 and by the Preferred Share Pricing Committee thereof by written consent dated February 25, 2015.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment of the Certificate of Incorporation of American Express Company on the 25th day of  February, 2015.

/s/ David L. Yowan
Name: David L. Yowan
Title: EVP & Corporate Treasurer